Exhibit (d)(2)

CONFIDENTIALITY AGREEMENT

February 23, 2005
Ms. Jeanine Neumann
Director — Client Services
Berkshire Partners, L.L.C.
One Boston Place
Suite 3300
Boston, MA 02108
Dear Ms. Neumann:
     TM Capital Corp. (“TM Capital”) has been retained by National Vision, Inc. (the “Company”) as its exclusive financial advisor in connection with the Company’s evaluation of strategic alternatives. You are being provided information concerning the Company exclusively in connection with your investigation thereof. Restrictions concerning the use of such information shall be applicable to you and to all of your affiliates.
     TM Capital, as agent of the Company, is furnishing to you certain information (together with any notes, analyses and other information related thereto or based thereon, referred to herein as the “Evaluation Material”) concerning the Company, and may furnish additional Evaluation Material in the future, which is strictly confidential. You agree that any Evaluation Material furnished to you by officers, directors, employees, agents or representatives of the Company or TM Capital will be kept strictly confidential. In no event shall you use such Evaluation Material for any purpose except in connection with your investigation of the Company; provided, however, that you may disclose the Evaluation Material only to your officers, directors, employees, legal counsel, accountants or financial advisors (collectively, “Representatives”) who need to know such information for the purpose of assisting you in reviewing the Company, all of whom shall be informed by you of this Confidentiality Agreement and shall agree to be bound by the terms hereof.
     You agree not to make such Evaluation Material available to any other person or group for any other purpose whatsoever. You further agree that without the prior written consent of the Company, you will not disclose to any third party the fact that you have received confidential Evaluation Material on the Company, or that discussions or negotiations are taking place or have taken place, or the status thereof.
     The foregoing restrictions with respect to Evaluation Material furnished to you shall not apply to any Evaluation Material which you demonstrate (i) is or becomes generally available to the public other than as a result of disclosure by you or your Representatives, (ii) is or becomes available to you on a non-confidential basis prior to disclosure to you by the Company or its representatives, (iii) is or becomes available to you on a non-confidential basis from a source other than the Company or its representatives, which source was itself not prohibited from disclosing such information by a contractual or other

July 26, 2005

obligation to the Company or, (iv) is required to be disclosed by law (in which case you shall advise and consult with the Company and its counsel prior to any proposed disclosure).
     You acknowledge that neither the Company, nor TM Capital, nor any of their representatives, makes any express or implied representation or warranty as to the accuracy or completeness of any Evaluation Material, and you agree that no such person will have any liability to you on any basis resulting from your use of the Evaluation Material.
     You agree not to initiate or maintain contact with any officer, director, employee or agent of the Company with respect to the matters discussed herein, except with the express permission of the Company or TM Capital. You further agree that, for a period of two years from the date hereof, you will not employ, directly or indirectly solicit to employ or use any of the Evaluation Material to solicit to employ any current employee of the Company without obtaining the prior written consent of the Company; provided, however, that any solicitation directed to the general public in publications or other media generally available to the public shall not be a violation of this paragraph.
     As a further condition to the furnishing of the Evaluation Material, for a period of two years from the date hereof, unless specifically requested in writing in advance by the Company, you agree that you will not, and that you will not assist or encourage others (including by providing financing) to, directly or indirectly, (i) acquire or agree, offer, seek or propose (whether publicly or otherwise) to acquire ownership of the Company or any of its securities, indebtedness or assets, (ii) engage in any “solicitation” of “proxies” (as such terms are used in the proxy rules promulgated under the Securities Exchange Act of 1934 (the “1934 Act”)), or form, join or in any way participate in a “group” (as defined under the 1934 Act), with respect to any of the Company’s securities, or otherwise seek or propose to influence or control the Board of Directors, management or policies of the Company, (iii) take any action which could reasonably be expected to place the Company under a legal obligation to make a public announcement regarding a possible transaction within the scope of the foregoing clauses, or (iv) enter into any discussions, negotiations, agreement, arrangement or understandings with any third party with respect to any of the foregoing. You represent and warrant to the Company that on the date hereof you own no common stock or indebtedness of the Company. The preceding restrictions shall be applicable to you and to all of your affiliates.
     You and the Company acknowledge and agree that unless and until a final written definitive agreement concerning a transaction has been executed, neither the Company nor you nor any of your respective agents or Representatives will have any liability to the other with respect to a transaction, whether by virtue of this letter agreement, any other written or oral expression with respect to a transaction or otherwise. You further acknowledge and agree that the Company reserves the right, in its sole discretion, to reject any and all proposals made by you or any of your Representatives with regard to a transaction between the Company and you, and to terminate discussions and negotiations with you at any time. You further understand that (i) the Company and its representatives shall be free to conduct any process for a transaction involving the Company, if and as they in their sole discretion shall determine (including, without limitation, negotiating with any other interested parties and entering into a definitive agreement without prior notice to you or any other person), and (ii) any procedures relating to such process or a transaction may be changed at any time without notice to you or any other person.
     You agree upon the request of either the Company or TM Capital to return to TM Capital all Evaluation Material furnished to you without retaining any copies thereof or extracts therefrom. The terms of this Confidentiality Agreement will survive the return of such Evaluation Material.
     You acknowledge that a breach by you or any of your affiliates of any of the provisions of this letter would cause irreparable harm to the Company for which it could not be adequately compensated

July 26, 2005

with money damages. Accordingly, in the event of any such breach, you agree that the Company shall be entitled to temporary and permanent injunctive relief and specific performance of the provisions hereof without the necessity of proving actual damage or posting a bond or other security, which shall be in addition to any and all other legal and equitable remedies available.
     This agreement may be executed in counterparts, each of which shall be deemed to be an original, but both of which shall constitute the same agreement. This agreement shall be governed by and construed in accordance with the laws of the State of Georgia, without regard to principles of conflicts of laws. This agreement shall terminate two years from the date hereof.
     If the foregoing correctly sets forth our agreement, please so indicate by executing this agreement in the space provided below and return one copy of this letter to TM Capital.

Very truly yours,

NATIONAL VISION, INC. By TM Capital Corp. for the benefit of NATIONAL VISION, INC.

By:	/s/ Jerome S. Romano

Jerome S. Romano
Principal

Accepted and agreed to as of the date written below:

/s/ Berkshire Partners LLC

By:	Jeanine Neumann

Date:	February 23, 2005